EXHIBIT 23.4
[Letterhead of  Tamir Fishman & Co.]
February 16, 2011

Magal Security Systems Ltd.
P.O. Box 70, Industrial Zone
Yehud 56100, Israel

Re:  Magal Security Systems Ltd.

Gentlemen:

You have informed us that you intend to file with the U.S. Securities and Exchange Commission a registration statement on Form F-1 (the “Registration Statement”) and are seeking our written consent to include references to our fairness opinion (the “Fairness Opinion”) relating to the rights offering that we prepared at your request.  We understand that the Registration Statement will also be filed with the Israel Securities Authority and our consent below refers also to such filing.

We confirm that we consent to the inclusion of our name in the Registration Statement and to references to the Fairness Opinion in the Registration Statement.  We further consent to the inclusion of this consent as an exhibit to the Registration Statement.

This consent is given only with respect to the Registration Statement, and is not intended to be, and should not be construed as, a consent to use the Fairness Opinion for any other purpose without our prior written consent.

Very truly yours,

Tamir Fishman & Co., Ltd.

By: /s/ Eldad Tamir
Name: ELDAD TAMIR
Title: CEO